Energy Focus, Inc. awarded $1.8 Million LED Product Order

SOLON Ohio, April 3, 2012 – Energy Focus, Inc. (OTC BB: EFOI.OB), a leader in providing LED energy efficient lighting solutions, announced it has been awarded a $1.8 million order from a leading Energy Service Company (“ESCO”) for its energy saving LED lamps.

“Our LED products are gaining increasing interest and traction in the existing building markets. I was delighted to announce on our recent conference call that we’ve received our first sizeable $1.8 million ‘product only’ order with a very large ESCO customer for our LED replacement lamp,” said Joe Kaveski, Energy Focus CEO.

“This order is expected to be 100% fulfilled this year,” continued Mr. Kaveski. “This sale is very significant as it represents a real beginning of the ESCO markets transition to LED lamps. We are now able to offer LED solutions that match or better the simple payback of traditional fluorescent lamps. Furthermore, this $1.8 million order demonstrates the ESCO markets are an early adopter for LED lighting and confirms our view that ESCOs and SRC Solutions are key vehicles to drive large LED product sales.”

About Energy Focus, Inc.

Energy Focus, Inc. is a leading provider of energy efficient LED lighting products and turnkey energy efficient lighting solutions, holding 75 relevant lighting patents. Our solutions provide energy savings, aesthetics, safety and maintenance cost benefits over conventional lighting. Our long-standing relationship with the U.S. Government includes numerous research and development projects for the DOE and DARPA, creating energy efficient LED lighting systems for the U.S. Navy fleet and the next generation Very High Efficiency Solar Cell. Customers include supermarket chains, the US government, state and local governmental agencies, retail stores, museums, theme parks and casinos, hotels, swimming pool builders and many others. Company headquarters are located in Solon, OH, with additional offices in Nashville, TN, Pleasanton, CA, and the United Kingdom.

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements regarding our future business outlook, our products, our solutions, and our work with leading customers including governmental agencies. Investors are cautioned that all forward-looking statements involve risks and uncertainties. Actual results may differ materially from the results predicted. For more information about potential factors that could affect Energy Focus financial results, please refer to the Company’s SEC reports, including its Annual Reports on Form 10-K and its quarterly reports on Form 10-Q. These forward-looking statements speak only as of the date hereof. Energy Focus disclaims any intention or obligation to update or revise any forward-looking statements.

Media Contact:

            Energy Focus, Inc., Public Relations Office

            (440) 715-1295

            pr@energyfocusinc.com

Investor Contact:

Brion Tanous

CleanTech IR, Inc.

310-541-6824

btanous@cleantech-ir.com